Exhibit 99.7

Consent of Independent Registered Public Accounting Firm

Endexx Corporation

Cave Creek, Arizona

We hereby consent to the use in this Form 1-A of Endexx Corporation of our report dated March 31, 2021, related to the financial statements of Endexx Corporation. as of September 30, 2020 and 2019 and for each of the years then ended. Our report on the financial statements included an explanatory paragraph expressing substantial doubt regarding Endexx Corporation’s ability to continue as a going concern.

Certified Public Accountants

Dallas, Texas

October 6, 2021

Endexx Corporation	38246 N. Hazelwood Circle	Cave Creek, AZ. 85331